UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
June 1, 2005

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EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)

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Commonwealth of Puerto Rico	000-50872	66-0608955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Muñoz Rivera Avenue San Juan, Puerto Rico 00918
(Address of principal executive offices) (Zip Code)

(787) 751-7340
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2005, the stockholders of EuroBancshares, Inc. (“EuroBancshares”), upon recommendation of the Board of Directors of EuroBancshares, approved and adopted the 2005 Stock Option Plan (the “2005 Plan”). The 2005 Plan became effective on May 12, 2005, the date that it was approved by the stockholders of EuroBancshares. The 2005 Plan replaces the 2002 Stock Option Plan (the “2002 Plan”), which will be terminated for purposes of granting further options.

The 2005 Plan provides for the grant of incentive stock options and nonstatutory stock option. The aggregate number of shares of common stock of EuroBancshares that may be issued pursuant to the 2005 Plan is 700,000 shares, of which 440,000 shares have been specifically set aside for the purpose of granting incentive stock options. The 2005 Plan will be administered by the Compensation Committee of the Board of Directors of EuroBancshares (the “Committee”). The 2005 Plan gives the Committee discretion to fix the terms and conditions of awards made under the 2005 Plan and to construe, interpret and administer the 2005 Plan. The 2005 Plan will terminate on the tenth anniversary of its adoption, unless terminated earlier by the Board of Directors of EuroBancshares.

The above description is qualified in its entirety by the full text of the 2005 Plan, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The 2005 Plan replaces the 2002 Plan, which the Board of Directors has determined to be terminated for purposes of granting further options. The 2002 Plan otherwise would have expired in 2012. As of May 12, 2005, options to acquire up to 1,083,864 shares of common stock of EuroBancshares remained outstanding and unexercised under the 2002 Plan. The adoption of the 2005 Plan will not affect the terms of any outstanding options under the 2002 Plan and such options will continue to be governed by the terms of the 2002 Plan.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	EuroBancshares, Inc. 2005 Stock Option Plan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUROBANCSHARES, INC.

Date: June 1, 2005	By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr. Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	EuroBancshares, Inc. 2005 Stock Option Plan